Exhibit 10.1

THIRD FORBEARANCE AGREEMENT

THIS THIRD FORBEARANCE AGREEMENT (this “Agreement”), is made effective as of September 29, 2011, by and between: (i) NORTHERN CALIFORNIA BANCORP, INC., a California corporation (“Borrower); and (ii) BMO Harris Bank N.A., as successor to M&I Marshall & Ilsley Bank (“Lender”).

Factual Background

A.                                   Lender made a loan to Borrower (the “Loan”), as evidenced by the following documents:

1.                                       The Letter Agreement, dated April 1, 2008, executed by Borrower and Lender (the “Original Letter Agreement”), the Letter Agreement, dated June 29, 2009, executed by Borrower and Lender (the “Second Letter Agreement”), the Extension and Modification Agreement, dated December 28, 2009, executed by Borrower and Lender (the “Extension Agreement”), the Forbearance and Modification Agreement, dated June 30, 2010, executed by Borrower and Lender (the “Forbearance Agreement”), and the Forbearance and Fourth Modification Agreement, dated December 3, 2010, executed by Borrower and Lender (the “Fourth Modification Agreement”).

2.                                       The Promissory Note, dated April 1, 2008, in the stated principal amount of $3,000,000.00, executed by Borrower, in favor of Lender, as amended by the Promissory Note, dated April 1, 2009, in the stated principal amount of $3,000,000.00, executed by Borrower, in favor of Lender (collectively, the “Note”).

B.                                     The Loan is secured by 100% of the common stock issued by Monterey County Bank (the “Bank”), as described in the Commercial Pledge Agreement, dated April 1, 2008, executed by Borrower in favor of Lender (the “Pledge Agreement”).

C.                                     As of the date of this Agreement, the current outstanding principal balance of the Loan is $2,700,000.00.

D.                                    As used herein, the term “Loan Documents” means the Original Letter Agreement, the Second Letter Agreement, the Extension Agreement, the Forbearance Agreement, the Fourth Modification Agreement, the Note, the Pledge Agreement and each and every other document which evidences, guaranties, secures or modifies the Loan, as any or all of them may have been amended to date.

E.                                      As of the date of this Agreement, the following defaults have occurred under the Loan Documents, including, without limitation, the following (collectively, the “Existing Defaults”):

1.                                       For the quarter ending March 31, 2011, Bank failed to maintain at all times an ROAA which is not less than .75%, as required by Section 3(b)(i) of the Fourth Modification Agreement.

2.                                       For the quarters ending December 31, 2010 and March 31, 2011, Bank failed to maintain at all times a ratio of Non-Performing Loans to Total Loans less than or equal to 3.00%, as required by Section 4(e) of the Fourth Modification Agreement.

3.                                       For the quarters  ending December 31, 2010 and March 31, 2011, Bank  failed to maintain at all times a ratio of Non-Performing Assets to  Tangible Capital plus Loan Loss Reserve of less than 130% for the fiscal period ending December 31, 2010 and less than 125% for the fiscal period ending March 31, 2011, as required by Section 4(g) of the Fourth Modification Agreement.

4.                                       For the quarter ending March 31, 2011, Bank  failed to maintain at all times a Tier 1 Leverage Ratio greater than 9%, as required by Section 4(f)  of the Fourth Modification Agreement.  Additionally, such failure also violated the terms of the Consent Order issued September 1, 2010.

F.                                      Borrower has requested that Lender, under certain conditions, forbear from exercising its legal rights and remedies resulting from the Existing Defaults under the Loan Documents.

G.                                     Lender, although under no prior obligation to do so, is willing to forbear for a limited period of time, subject to the terms and conditions set forth in this Agreement, and conditioned upon the strict performance by Borrower of all its obligations set forth in this Agreement and in all of the other Loan Documents.

Agreement

Therefore, Borrower and Lender agree as follows:

1.                                       Recitals.  The recitals set forth above in the Factual Background are true, accurate and correct, and are incorporated herein by this reference..

2.                                       Conditions Precedent.  Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower’s sole cost and expense and in a manner acceptable to Lender, in its sole and absolute discretion:

(a)                                  Execution of Originals.  Borrower has delivered to Lender a fully-executed original of this Agreement.

(b)                                 Lender’s Fees and Costs.  Borrower has reimbursed Lender for all fees and expenses (including attorneys’ fees and costs) incurred by Lender and its counsel in connection with the preparation and negotiation of this Agreement.

(c)                                  Event of Default.  No new default, event of default or Event of Default shall occur under the Loan Documents, as amended by this Agreement, and no event shall occur and continue which, with notice or the passage of time or both, would be deemed a default,  event of default or an Event of Default under the Loan Documents.  Notwithstanding the foregoing, Lender will not be deemed to have waived any rights or remedies arising as a result of any new default, event of default or Event of Default by Borrower under the Loan Documents.

(d)                                 Certificate of Officer; Certificates of Good Standing.  Borrower shall  deliver to Lender Certificates of Officer (in form and substance acceptable to Lender in its sole and absolute discretion) certifying as to the authority of an Officer of Borrower to execute and deliver this Agreement and such other matters as Lender may require, along with a certificate of good standing for Borrower issued by the state of California and by the governmental authorities in each of the states in which Borrower conducts its business activities, each dated no earlier than the date that is 30 days prior to the date of this Agreement evidencing Borrower’s good standing in such states.

(e)                                  Resolutions and Authorizations.  Borrower shall deliver to Lender resolutions and authorizations (in form and substance acceptable to Lender in its sole and absolute discretion), together with such additional documentation as Lender may require, authorizing Borrower to enter into this Agreement and to perform its respective duties and obligations hereunder.

(f)                                    Miscellaneous.  Borrower shall perform or cause to be performed such additional conditions and shall deliver or cause to be delivered to Lender such additional documentation as Lender may require in Lender’s sole and absolute discretion.

3.                                       No Defenses; Reaffirmation of the Loan.  Borrower acknowledges that Borrower has no claims, offsets or defenses with respect to the payment of sums due under the Loan Documents or all of its obligations under the Loan Documents.:

4.                                       Forbearance Provisions.

(a)                                  Forbearance Period.  Lender agrees that it will forbear from exercising its rights and remedies under the Loan Documents with respect to the Existing Defaults from the date of this Agreement, and through and including October 31, 2011 (the “Maturity Date”) (the “Forbearance Period”), if, and only if, (i) Borrower continuously complies with all of the terms of the Loan Documents (including this Agreement), and (ii) no default, event of default or Event of Default (other than the Existing Defaults) shall occur under the Loan Documents, and no event shall occur and continue which, with notice or the passage of time or both, would be deemed a default, event of default or Event of Default under the Loan Documents.

(b)                                 End of Forbearance Period.  In the event that any of the conditions set forth in the foregoing clause (a) are not satisfied at any time, then the Forbearance Period shall automatically end, all amounts due under the Loan Documents, plus all accrued and unpaid interest and costs, shall immediately become due and payable in full without any further notice to Borrower, and Lender may immediately proceed to exercise all of its rights and remedies provided under the Loan Documents or available at law or in equity, without any further notice to Borrower.

5.                                       Representations and Warranties.  Borrower represents and warrants to Lender as follows:

(a)                                  Loan Documents.  All representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct as if given on the date of this Agreement.

(b)                                 No Defaults.  Except for the Existing Defaults, no default, event of default or Event of Default has occurred and is continuing under the Loan Documents, and no event has occurred and is continuing which, with notice or the passage of time or both, would be deemed a default, event of default or Event of Default under the Loan Documents.

(c)                                  Valid and Binding Obligations Owing to Lender.  The Loan Documents, as modified by this Agreement, are the legal, valid, and binding obligations of Borrower.  Any person executing this Agreement for Borrower in a representative capacity confirms and acknowledges that he or she has full authority to bind Borrower to the terms and conditions of this Agreement.

(d)                                 Requisite Power and Authority.  Borrower is validly existing under the laws of the jurisdiction of its formation and organization and in good standing under the laws of any jurisdiction in which Borrower conducts business activities, and Borrower has the requisite power and authority to execute and deliver this Agreement to Lender and to perform all obligations under the Loan Documents as modified by this Agreement.

6.                                       Acknowledgement Regarding Pledge Agreement.  Borrower hereby reaffirms that the Collateral described in the Pledge Agreement and the Interest Reserve Account continue to secure the obligations of Borrower under the Loan Documents (including the Loan as modified hereby).  Borrower further agrees that the Pledge Agreement and the pledge of the Interest Reserve Account shall continue in full force and effect and remain unchanged.

7.                                       Release of Lender.  In consideration of the execution of this Agreement by Lender, Borrower hereby releases and discharges Lender and its affiliates and each agent, employee, officer and director of Lender and its affiliates (each and all of which are included in any reference to Lender in this Section), for, from and against any and all demands, claims and causes of action of any type or nature, at law and/or in equity, that Borrower now has, as a result of any action or inaction by Lender on or prior to the date of this Agreement, that arises from, or is in any way related to, the Loan or the Loan Documents.

8.                                       Incorporation.  This Agreement shall form a part of each Loan Document, and all references to a given document shall mean that document as hereby modified.

9.                                       No Prejudice; Reservation of Rights.  This Agreement shall not prejudice any rights or remedies of Lender under the Loan Documents, as hereby modified.  Lender reserves, without limitation, all rights which it has against any endorser of the Note.

10.                                 No Impairment.  Except as specifically hereby modified, the Loan Documents shall each remain unaffected by this Agreement, and the Loan Documents shall all remain in full force and effect.  Nothing in this Agreement shall impair the security interest created by the Pledge Agreement.

11.                                 Integration; Conflict.  The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in the Loan Documents and as the complete and exclusive statement of the terms agreed to by the parties.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.

12.                                 Miscellaneous.  If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of said document.  This Agreement shall be governed by Wisconsin law, without regard to its choice of law rules.  As used in this Agreement, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  There are no third party beneficiaries to this Agreement.

13.                                 Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence and each original shall fully bind each party who has executed it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BORROWER:

NORTHERN CALIFORNIA BANCORP, INC., a California corporation

By:	/s/ Bruce N. Warner
Name:	Bruce N. Warner
Its:	Executive Vice President

LENDER:

BMO Harris Bank N.A., as successor to M&I Marshall & Ilsley Bank

By:	/s/ Susan Conrad
Name:	Susan Conrad
Its:	Vice President